UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 6, 2008

Forest City Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-4372	34-0863886
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio		44113
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-621-6060

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously announced in a Current Report on Form 8-K filed by Forest City Enterprises, Inc. (the "Company") on August 14, 2006, the Company and certain of its affiliates (the "FCE Entities") entered into a Master Contribution and Sale Agreement (the "Master Contribution Agreement") with Bruce C. Ratner ("Ratner") and certain entities and individuals affiliated with Ratner (the "BCR Entities"). In connection with the Master Contribution Agreement, Ratner became an Executive Vice President and Director of the Company.

Pursuant to the Master Contribution Agreement, the Company and Ratner agreed that certain projects under development would remain owned jointly until such time as each individual project was completed and achieved "stabilization." As each of the development projects achieves stabilization, it is valued and the Company, in its discretion, chooses among various options for the ownership of the project following stabilization. The development projects were not covered by the Tax Protection Agreement that the parties entered into in connection with the Master Contribution Agreement. The Tax Protection Agreement indemnified the BCR Entities against taxes payable by reason of any subsequent sale of certain operating properties.

Two of the development projects, the New York Times Building and 330 Jay Street (also known as Twelve MetroTech Center), recently achieved stabilization. The Company and Ratner have agreed to a valuation, and the Company has elected to cause affiliates of the Company to acquire for cash the BCR Entities’ interests in the two projects in agreements dated May 6, 2008 and May 12, 2008, respectively. Pursuant to the parties’ agreements, the applicable BCR Entities will assign and transfer their interests in the two projects to affiliates of the Company and receive approximately $121 million, over a 15 year period, as consideration for those interests. An affiliate of the Company has also agreed to indemnify the applicable BCR Entity against taxes payable by it by reason of a subsequent sale or other disposition of one of the projects. The tax indemnity provided by the affiliate of the Company expires on December 31, 2014 and is similar to the indemnities provided for the operating properties under the Tax Protection Agreement. As was provided in the Master Contribution Agreement, the parties’ agreement also includes customary representations and warranties from the applicable BCR Entities regarding the operation of the projects. The applicable BCR Entities will indemnify the applicable FCE Entities for breaches of the representations and warranties subject to certain time limits and limitations on liability. Consistent with the Master Contribution Agreement, the applicable FCE Entities have agreed to indemnify the applicable BCR Entities for losses resulting from claims made after the transfer of the Ratner interests.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forest City Enterprises, Inc.

May 12, 2008	By:	/s/ Robert G. O'Brien

Name: Robert G. O'Brien
Title: Executive Vice President and Chief Financial Officer